250 Glen Street Glens Falls, NY 12801
NASDAQ® Symbol: "AROW" Website: arrowfinancial.com Media Contact: Dori McDannold Tel: (518) 415-4313

Arrow Reports Annual Net Income of $40.8 million and Continued COVID-19 Response

•Net income for 2020 reached a record high of $40.8 million, up 8.9% year-over-year.
•Diluted Earnings Per Share (EPS) grew to $2.64 for the year.
•Profitability ratios remained solid in 2020, as return on average equity (ROE) was 12.77% and return on average assets (ROA) was 1.17%.
•Record highs were also achieved at year-end for total assets and total equity.
•Significant support provided throughout the pandemic for employees, customers and the community.

GLENS FALLS, N.Y. (January 28, 2021) – Arrow Financial Corporation (NasdaqGS® – AROW) announced operating results for the three- and 12-month periods ended December 31, 2020. For the fourth quarter of 2020, net income was $12.5 million, an increase of $2.8 million, or 28.3%, from the fourth quarter of 2019. For the year ended December 31, 2020, net income was a record $40.8 million, up 8.9% over net income of $37.5 million for 2019. Diluted EPS was $0.81 for the fourth quarter, up 28.6% from $0.63 from the comparable 2019 quarter, and $2.64 for 2020, up 8.5% from $2.43 in 2019.

Profitability ratios remained solid in 2020, as return on average equity (ROE) and return on average assets (ROA) were 12.77% and 1.17%, respectively, as compared to 13.17% and 1.24%, respectively, for 2019. ROE was 14.98% for the fourth quarter, up from 13.05% from the fourth quarter of 2019. ROA was 1.34% for the fourth quarter, which represents an increase from 1.24% for the comparable 2019 quarter.

“Arrow delivered a strong performance in 2020 amid the challenges of a global pandemic, ending the year with record earnings, steady growth, sustained profitability and credit quality," said Arrow President and CEO Thomas J. Murphy. “As we reflect on the year, we are proud to have provided temporary financial assistance, stimulus program support, Paycheck Protection Program loans and charitable contributions in our communities. I thank our team for their continued focus on safety and customer needs during these unprecedented times."

In 2020, Arrow opened a 12th Saratoga National Bank Branch, as well as a Capital Region Business Development Office in Latham, New York. Additionally, Glens Falls National Bank consolidated Branches in Queensbury and Greenwich into nearby locations.

COVID-19 Response: As part of our continued focus on health and safety, Arrow again limited access at its facilities to appointment-only in early 2021. Drive-ins and ATMs are currently open, and we continue to promote digital banking alternatives. Inside our facilities, safety measures continue to be followed, including required face coverings, social distancing and personal protective equipment such as shields and hand sanitizing stations, along with frequent cleanings.

Requests in our banks for financial hardship assistance were reduced from early pandemic levels. Loans being deferred as a result of the COVID-19 pandemic were $15.3 million as of December 31, 2020. We also worked closely with small business borrowers from the first round of Small Business Administration Paycheck Protection Program (PPP) loans on the forgiveness process. Currently, we are helping customers obtain funding through an additional round of PPP support. As of year-end, we had assisted more than 1,400 small businesses, with more than $142.7 million in aggregate PPP loans.

We continue to monitor the impact of the pandemic on our business and results of operations. Remote work is encouraged whenever feasible for our employees. In addition, work-related travel remains paused and in-person meetings have been minimized. We remain committed to delivering essential financial services to our communities.

The following expands on fourth quarter and 2020 results:

Loan Growth: At December 31, 2020, total loan balances reached $2.6 billion, up $209 million, or 8.8%, from the prior-year level. The consumer loan portfolio grew by $48.6 million, or 6.0%, over the balance at December 31, 2019, primarily as a result of continued strength in the indirect automobile lending program. The residential real estate loan portfolio increased $9.2 million, or 1.0%. The increase in the real estate loan portfolio is net of approximately $83.9 million of loans sold in 2020. Commercial loans, including commercial real estate, increased $151.1 million, or 22.9%, over the balances at December 31, 2019. The increase in commercial loans includes $114.6 million in remaining PPP loans.

Deposit Growth: At December 31, 2020, total deposit balances reached $3.2 billion, up by $618.7 million, or 23.6%, from the prior-year level. Noninterest-bearing deposits grew by $216.4 million, or 44.6%, during 2020, and represented 21.7% of total deposits at year-end as compared to the prior-year level of 18.5%. At December 31, 2020, total time deposits decreased $117.7 million from the prior-year level, including $80.6 million in brokered time deposits.

Net Interest Income: Net interest income for the year ending December 31, 2020 was $99.2 million, an increase of $11.2 million, or 12.7%, from the prior year. Loan growth generated $100.5 million in interest and fees on loans, an increase of 5.3% from the $95.5 million in interest and fees on loans for the year ending December 31, 2019. Interest expense for the year ending December 31, 2020 was $12.7 million. This is a decrease of $9.0 million, or 41.5%, from the $21.7 million in expense for the year ending December 31, 2019. The net interest margin was 2.99% for the year ending December 31, 2020, as compared to 3.05% for the year ended December 31, 2019. In the fourth quarter of 2020, the net interest margin was 2.96%, as compared to 3.06% for the fourth quarter of 2019. The decrease in net interest margin from the prior year was due to a variety of factors, including lower interest rates and increased cash balances.

Noninterest Income: Noninterest income was $32.7 million for the year ending December 31, 2020, an increase of 14.4% as compared to $28.6 million for the year ending December 31, 2019. Favorable market conditions in 2020 contributed to a $3.3 million increase in the gain on the sale of loans. Income generated from fiduciary activities as well as fees for other services from customers were flat compared to the prior year. Insurance revenue decreased by $306 thousand from the prior year. Noninterest income represented 24.8% of total revenues in 2020 as compared to 24.5% for the year ending December 31, 2019. Other operating income increased in 2020 as compared to 2019 as a result of several factors, including gain on sale of fixed assets and other real estate owned, as well as increased income related to interest rate swap agreements and bank owned life insurance.

Noninterest Expense: Noninterest expense for the year ending December 31, 2020 increased by $3.2 million, or 4.8%, to $70.7 million compared to $67.5 million in 2019. The largest component of noninterest expense is salaries and benefits paid to our employees, which totaled $42.1 million in 2020. Noninterest expense for the three-month period ended December 31, 2020 increased $1.1 million, or 6.4%, as compared to the fourth quarter of 2019.

Provision for Income Taxes: The provision for income taxes for 2020 was $11.0 million compared to $9.6 million for 2019. The effective income tax rates for 2020 and 2019 were 21.3% and 20.4%, respectively.

Asset Quality: Asset quality remained strong in 2020, as evidenced by low levels of nonperforming assets and charge-offs. Net loan losses for the fourth quarter of 2020, expressed as an annualized percentage of average loans outstanding, were 0.07%, an increase from 0.06% for the fourth quarter of 2019. Net loan losses for the full year 2020 were 0.05% of average loans outstanding, consistent with the 2019 ratio. Nonperforming assets of $6.6 million at December 31, 2020, represented 0.18% of period-end assets, consistent with December 31, 2019.

Arrow's allowance for loan losses was $29.2 million at December 31, 2020, which represented 1.13% of loans outstanding, an increase from 0.89% at year-end 2019. Although credit quality remains strong, the increase in the allowance reflects the uncertainty related to the COVID-19 pandemic. When expressed as a percentage of nonperforming loans, the allowance for loan loss coverage ratio was 456.3% at year-end 2020. Arrow adopted the Current Expected Credit Losses (CECL) accounting standard as of January 1, 2021.

Liquidity: At December 31, 2020, Arrow’s liquidity position was strong. Interest-bearing cash balances at December 31, 2020 were $338.9 million. Arrow continues to be well-prepared to address any unexpected volatility, which may affect cash flow and deposit balances. At December 31, 2020, contingent collateralized lines of credit were established and available through the Federal Home Loan Bank of New York and Federal Reserve Bank, totaling $1.5 billion. Arrow also has additional liquidity options currently available, including unsecured lines of credit such as Fed Funds and brokered markets.

Capital: Total shareholders’ equity grew to a record of $334.4 million at period-end, an increase of $32.7 million, or 10.8%, above the year-end 2019 balance. Arrow's regulatory capital ratios remained strong in 2020. At December 31, 2020, Arrow's Common Equity Tier 1 Capital Ratio was 13.39% and Total Risk-Based Capital Ratio was 15.48%. The capital ratios of Arrow and both its subsidiary banks continued to significantly exceed the “well capitalized” regulatory standards.

Cash and Stock Dividends: On December 15, 2020, Arrow distributed a cash dividend of $0.26 per share. The cash dividend was 3% higher than the cash dividend paid by Arrow in the fourth quarter of 2019 when adjusted for the 3% stock dividend distributed on September 25, 2020.

Industry Recognition: Both of Arrow's banking subsidiaries, Glens Falls National Bank and Trust Company and Saratoga National Bank and Trust Company, continue to hold BauerFinancial, Inc. 5-Star Superior Bank ratings.

——————

About Arrow: Arrow Financial Corporation is a multi-bank holding company headquartered in Glens Falls, New York, serving the financial needs of northeastern New York. The Company is the parent of Glens Falls National Bank and Trust Company and Saratoga National Bank and Trust Company. Other subsidiaries include North Country Investment Advisers, Inc. and Upstate Agency, LLC.

Non-GAAP Financial Measures Reconciliation: In addition to presenting information in conformity with accounting principles generally accepted in the United States of America (GAAP), this news release contains financial information determined by methods other than GAAP (non-GAAP). The following measures used in this release, which are commonly utilized by financial institutions, have not been specifically exempted by the Securities and Exchange Commission ("SEC") and may constitute "non-GAAP financial measures" within the meaning of the SEC's rules. Certain non-GAAP financial measures include: tangible equity, return on tangible equity, tax-equivalent adjustment and related net interest income, tax-equivalent and the efficiency ratio. Management believes that the non-GAAP financial measures disclosed by the Company from time to time are useful in evaluating the Company's performance and that such information should be considered as supplemental in nature and not as a substitute for or superior to the related financial information prepared in accordance with GAAP. Non-

GAAP financial measures may differ from similar measures presented by other companies. See the reconciliation of GAAP to non-GAAP measures in the section "Selected Quarterly Information."

Safe Harbor Statement: The information contained in this news release may contain statements that are not historical in nature but rather are based on management’s beliefs, assumptions, expectations, estimates and projections about the future. These statements may be "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, involving a degree of uncertainty and attendant risk. In the case of all forward-looking statements, actual outcomes and results may differ materially from what the statements predict or forecast, explicitly or by implication. The Company undertakes no obligation to revise or update these forward-looking statements to reflect the occurrence of unanticipated events. This News Release should be read in conjunction with the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, and other filings with the Securities and Exchange Commission.

ARROW FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In Thousands, Except Per Share Amounts - Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2020	2019	2020	2019
INTEREST AND DIVIDEND INCOME
Interest and Fees on Loans	$25,835	$24,924	$100,492	$95,467
Interest on Deposits at Banks	92	150	321	722
Interest and Dividends on Investment Securities:
Fully Taxable	1,510	2,212	7,131	8,883
Exempt from Federal Taxes	935	1,081	3,952	4,687
Total Interest and Dividend Income	28,372	28,367	111,896	109,759
INTEREST EXPENSE
Interest-Bearing Checking Accounts	231	550	1,292	1,985
Savings Deposits	640	2,473	5,090	8,399
Time Deposits over $250,000	202	570	1,465	1,932
Other Time Deposits	422	1,125	2,782	4,224
Federal Funds Purchased and Securities Sold Under Agreements to Repurchase	5	25	60	100
Federal Home Loan Bank Advances	198	439	1,063	3,952
Junior Subordinated Obligations Issued to Unconsolidated Subsidiary Trusts	172	239	746	1,019
Interest on Financing Leases	48	28	196	99
Total Interest Expense	1,918	5,449	12,694	21,710
NET INTEREST INCOME	26,454	22,918	99,202	88,049
Provision for Loan Losses	1,236	634	9,319	2,079
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	25,218	22,284	89,883	85,970
NONINTEREST INCOME
Income From Fiduciary Activities	2,277	2,238	8,890	8,809
Fees for Other Services to Customers	2,655	2,606	10,003	10,176
Insurance Commissions	1,799	1,592	6,876	7,182
Net Gain (Loss) on Securities	88	67	(464)	289
Net Gain on Sales of Loans	1,696	121	3,889	622
Other Operating Income	588	457	3,464	1,477
Total Noninterest Income	9,103	7,081	32,658	28,555
NONINTEREST EXPENSE
Salaries and Employee Benefits	11,058	9,341	42,061	38,402
Occupancy Expenses, Net	1,393	1,384	5,614	5,407
Technology and Equipment Expense	3,169	3,365	12,976	13,054
FDIC Assessments	293	213	1,063	157
Other Operating Expense	2,279	2,796	8,964	10,430
Total Noninterest Expense	18,192	17,099	70,678	67,450
INCOME BEFORE PROVISION FOR INCOME TAXES	16,129	12,266	51,863	47,075
Provision for Income Taxes	3,634	2,526	11,036	9,600
NET INCOME	$12,495	$9,740	$40,827	$37,475
Average Shares Outstanding[1]:
Basic	15,499	15,427	15,465	15,388
Diluted	15,515	15,476	15,479	15,433
Per Common Share:
Basic Earnings	$0.81	$0.63	$2.64	$2.44
Diluted Earnings	0.81	0.63	2.64	2.43
[1] Share and per share data have been restated for the September 25, 2020, 3% stock dividend.

ARROW FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In Thousands, Except Share and Per Share Amounts - Unaudited)

	December 31, 2020	December 31, 2019
ASSETS
Cash and Due From Banks	$42,116	$47,035
Interest-Bearing Deposits at Banks	338,875	23,186
Investment Securities:
Available-for-Sale	365,287	357,334
Held-to-Maturity (Approximate Fair Value of $226,576 at December 31, 2020, and $249,618 at December 31, 2019)	218,405	245,065
Equity Securities	1,636	2,063
Other Investments	5,349	10,317
Loans	2,595,030	2,386,120
Allowance for Loan Losses	(29,232)	(21,187)
Net Loans	2,565,798	2,364,933
Premises and Equipment, Net	42,612	40,629
Goodwill	21,873	21,873
Other Intangible Assets, Net	1,950	1,661
Other Assets	84,735	70,179
Total Assets	$3,688,636	$3,184,275
LIABILITIES
Noninterest-Bearing Deposits	$701,341	$484,944
Interest-Bearing Checking Accounts	832,434	689,221
Savings Deposits	1,423,358	1,046,568
Time Deposits over $250,000	123,622	123,968
Other Time Deposits	153,971	271,353
Total Deposits	3,234,726	2,616,054
Federal Funds Purchased and Securities Sold Under Agreements to Repurchase	17,486	51,099
Federal Home Loan Bank Overnight Advances	—	130,000
Federal Home Loan Bank Term Advances	45,000	30,000
Junior Subordinated Obligations Issued to Unconsolidated Subsidiary Trusts	20,000	20,000
Finance Leases	5,217	5,254
Other Liabilities	31,815	30,140
Total Liabilities	3,354,244	2,882,547
STOCKHOLDERS’ EQUITY
Preferred Stock, $1 Par Value, 1,000,000 Shares Authorized	—	—
Common Stock, $1 Par Value; 30,000,000 Shares Authorized (20,194,474 Shares Issued at December 31, 2020, and 19,606,449 Shares Issued at December 31, 2019)	20,194	19,606
Additional Paid-in Capital	353,662	335,355
Retained Earnings	41,899	33,218
Accumulated Other Comprehensive Loss	(816)	(6,357)
Treasury Stock, at Cost (4,678,736 Shares at December 31, 2020, and 4,608,258 Shares at December 31, 2019)	(80,547)	(80,094)
Total Stockholders’ Equity	334,392	301,728
Total Liabilities and Stockholders’ Equity	$3,688,636	$3,184,275

Arrow Financial Corporation
Selected Quarterly Information
(Dollars In Thousands, Except Per Share Amounts - Unaudited)

Quarter Ended	12/31/2020	9/30/2020	6/30/2020	3/31/2020	12/31/2019
Net Income	$12,495	$11,046	$9,159	$8,127	$9,740
Transactions Recorded in Net Income (Net of Tax):
Net Gain (Loss) on Securities	66	(53)	(80)	(279)	50

Share and Per Share Data:[1]
Period End Shares Outstanding	15,516	15,489	15,461	15,432	15,448
Basic Average Shares Outstanding	15,499	15,472	15,441	15,446	15,427
Diluted Average Shares Outstanding	15,515	15,481	15,448	15,476	15,476
Basic Earnings Per Share	$0.81	$0.71	$0.59	$0.53	$0.63
Diluted Earnings Per Share	0.81	0.71	0.59	0.53	0.63
Cash Dividend Per Share	0.260	0.252	0.252	0.252	0.252

Selected Quarterly Average Balances:
Interest-Bearing Deposits at Banks	$349,430	$242,928	$155,931	$32,787	$28,880
Investment Securities	590,151	592,457	607,094	603,748	582,982
Loans	2,610,834	2,582,253	2,518,198	2,394,346	2,358,110
Deposits	3,256,238	3,082,499	2,952,432	2,670,009	2,607,421
Other Borrowed Funds	95,047	136,117	129,383	170,987	177,877
Shareholders’ Equity	331,899	324,269	316,380	306,527	296,124
Total Assets	3,721,954	3,583,322	3,437,155	3,180,857	3,113,114
Return on Average Assets, annualized	1.34%	1.23%	1.07%	1.03%	1.24%
Return on Average Equity, annualized	14.98%	13.55%	11.64%	10.66%	13.05%
Return on Average Tangible Equity, annualized [2]	16.13%	14.61%	12.58%	11.55%	14.18%
Average Earning Assets	3,550,415	3,417,638	3,281,223	3,030,881	2,969,972
Average Paying Liabilities	2,674,795	2,545,435	2,457,690	2,362,515	2,293,804
Interest Income	28,372	27,296	28,002	28,226	28,367
Tax-Equivalent Adjustment [3]	251	284	281	288	321
Interest Income, Tax-Equivalent [3]	28,623	27,580	28,283	28,514	28,688
Interest Expense	1,918	2,396	3,160	5,220	5,449
Net Interest Income	26,454	24,900	24,842	23,006	22,918
Net Interest Income, Tax-Equivalent [3]	26,705	25,184	25,123	23,294	23,239
Net Interest Margin, annualized	2.96%	2.90%	3.05%	3.05%	3.06%
Net Interest Margin, Tax-Equivalent, annualized [3]	2.99%	2.93%	3.08%	3.09%	3.10%

Efficiency Ratio Calculation: [4]
Noninterest Expense	$18,192	$17,487	$17,245	$17,754	$17,099
Less: Intangible Asset Amortization	56	56	57	58	60
Net Noninterest Expense	$18,136	$17,431	$17,188	$17,696	$17,039
Net Interest Income, Tax-Equivalent	$26,705	$25,184	$25,123	$23,294	$23,239
Noninterest Income	9,103	8,697	7,164	7,694	7,081
Less: Net Gain (Loss) on Securities	88	(72)	(106)	(374)	67
Net Gross Income	$35,720	$33,953	$32,393	$31,362	$30,253
Efficiency Ratio	50.77%	51.34%	53.06%	56.42%	56.32%

Period-End Capital Information:
Total Stockholders’ Equity (i.e. Book Value)	$334,392	$325,660	$317,687	$309,398	$301,728
Book Value per Share [1]	21.55	21.02	20.55	20.05	19.53
Goodwill and Other Intangible Assets, net	23,823	23,662	23,535	23,513	23,534
Tangible Book Value per Share [1,2]	20.02	19.50	19.03	18.53	18.01

Capital Ratios:[5]
Tier 1 Leverage Ratio	9.07%	9.17%	9.32%	9.87%	9.98%
Common Equity Tier 1 Capital Ratio	13.39%	13.20%	13.07%	12.84%	12.94%
Tier 1 Risk-Based Capital Ratio	14.24%	14.06%	13.94%	13.72%	13.83%
Total Risk-Based Capital Ratio	15.48%	15.28%	15.10%	14.76%	14.78%

Assets Under Trust Administration & Investment Mgmt	$1,659,029	$1,537,128	$1,502,866	$1,342,531	$1,543,653

Arrow Financial Corporation
Selected Quarterly Information - Continued
(Dollars In Thousands, Except Per Share Amounts - Unaudited)

Footnotes:

1.	Share and per share data have been restated for the September 25, 2020, 3% stock dividend.

2.	Non-GAAP Financial Measure Reconciliation: Tangible Book Value, Tangible Equity, and Return on Tangible Equity exclude goodwill and other intangible assets, net from total equity. These are non-GAAP financial measures which we believe provide investors with information that is useful in understanding our financial performance.
		12/31/2020	9/30/2020	6/30/2020	3/31/2020	12/31/2019
	Total Stockholders' Equity (GAAP)	$334,392	$325,660	$317,687	$309,398	$301,728
	Less: Goodwill and Other Intangible assets, net	23,823	23,662	23,535	23,513	23,534
	Tangible Equity (Non-GAAP)	$310,569	$301,998	$294,152	$285,885	$278,194

	Period End Shares Outstanding	15,516	15,489	15,461	15,432	15,448
	Tangible Book Value per Share (Non-GAAP)	$20.02	$19.50	$19.03	$18.53	$18.01
	Net Income	12,495	11,046	9,159	8,127	9,740
	Return on Tangible Equity (Net Income/Tangible Equity - Annualized)	16.13%	14.61%	12.58%	11.55%	14.18%

3.	Non-GAAP Financial Measure Reconciliation: Net Interest Margin is the ratio of our annualized tax-equivalent net interest income to average earning assets. This is also a non-GAAP financial measure which we believe provides investors with information that is useful in understanding our financial performance.

		12/31/2020	9/30/2020	6/30/2020	3/31/2020	12/31/2019
	Interest Income (GAAP)	$28,372	$27,296	$28,002	$28,226	$28,367
	Add: Tax Equivalent Adjustment (Non-GAAP)	251	284	281	288	321
	Interest Income - Tax Equivalent (Non-GAAP)	$28,623	$27,580	$28,283	$28,514	$28,688

	Net Interest Income (GAAP)	$26,454	$24,900	$24,842	$23,006	$22,918
	Add: Tax-Equivalent adjustment (Non-GAAP)	251	284	281	288	321
	Net Interest Income - Tax Equivalent (Non-GAAP)	$26,705	$25,184	$25,123	$23,294	$23,239
	Average Earning Assets	3,550,415	3,417,638	3,281,223	3,030,881	2,969,972
	Net Interest Margin (Non-GAAP)*	2.99%	2.93%	3.08%	3.09%	3.10%

4.	Non-GAAP Financial Measure Reconciliation: Financial Institutions often use the "efficiency ratio", a non-GAAP ratio, as a measure of expense control. We believe the efficiency ratio provides investors with information that is useful in understanding our financial performance. We define our efficiency ratio as the ratio of our noninterest expense to our net gross income (which equals our tax-equivalent net interest income plus noninterest income, as adjusted).

5.
For the current quarter, all of the regulatory capital ratios in the table above, as well as the Total Risk-Weighted Assets and Common Equity Tier 1 Capital amounts listed in the table below, are estimates based on, and calculated in accordance with bank regulatory capital rules. All prior quarters reflect actual results. The December 31, 2020 CET1 ratio listed in the tables (i.e., 13.39%) exceeds the sum of the required minimum CET1 ratio plus the fully phased-in Capital Conservation Buffer (i.e., 7.00%).

		12/31/2020	9/30/2020	6/30/2020	3/31/2020	12/31/2019
	Total Risk Weighted Assets	2,357,094	2,321,637	2,283,430	2,275,902	2,237,127
	Common Equity Tier 1 Capital	315,696	306,356	298,362	292,165	289,409
	Common Equity Tier 1 Ratio	13.39%	13.20%	13.07%	12.84%	12.94%

* Quarterly ratios have been annualized

Arrow Financial Corporation
Consolidated Financial Information
(Dollars in Thousands - Unaudited)

Quarter Ended:	12/31/2020	12/31/2019
Loan Portfolio
Commercial Loans	$240,554	$150,660
Commercial Real Estate Loans	571,787	510,541
Subtotal Commercial Loan Portfolio	812,341	661,201
Consumer Loans	859,768	811,198
Residential Real Estate Loans	922,921	913,721
Total Loans	$2,595,030	$2,386,120
Allowance for Loan Losses
Allowance for Loan Losses, Beginning of Quarter	$28,446	$20,931
Loans Charged-off	(630)	(503)
Recoveries of Loans Previously Charged-off	179	125
Net Loans Charged-off	(451)	(378)
Provision for Loan Losses	1,237	634
Allowance for Loan Losses, End of Quarter	$29,232	$21,187
Nonperforming Assets
Nonaccrual Loans	$6,033	$4,005
Loans Past Due 90 or More Days and Accruing	228	253
Loans Restructured and in Compliance with Modified Terms	145	143
Total Nonperforming Loans	6,406	4,401
Repossessed Assets	155	139
Other Real Estate Owned	—	1,122
Total Nonperforming Assets	$6,561	$5,662
Key Asset Quality Ratios
Net Loans Charged-off to Average Loans, Quarter-to-date Annualized	0.07%	0.06%
Provision for Loan Losses to Average Loans, Quarter-to-date Annualized	0.19%	0.11%
Allowance for Loan Losses to Period-End Loans	1.13%	0.89%
Allowance for Loan Losses to Period-End Nonperforming Loans	456.32%	481.41%
Nonperforming Loans to Period-End Loans	0.25%	0.18%
Nonperforming Assets to Period-End Assets	0.18%	0.18%
Twelve-Month Period Ended:
Allowance for Loan Losses
Allowance for Loan Losses, Beginning of Year	$21,187	$20,196
Loans Charged-off	(1,989)	(1,735)
Recoveries of Loans Previously Charged-off	715	647
Net Loans Charged-off	(1,274)	(1,088)
Provision for Loan Losses	9,319	2,079
Allowance for Loan Losses, End of Year	$29,232	$21,187
Key Asset Quality Ratios
Net Loans Charged-off to Average Loans	0.05%	0.05%
Provision for Loan Losses to Average Loans	0.37%	0.09%